PROSPECTUS SUPPLEMENT NO. 3                    FILED PURSUANT TO RULE 424(b)(3)
(TO PROSPECTUS DATED JULY 16, 2004)            REGISTRATION NO. 333-115508




                             110,000,000 SHARES

                           TELEWEST GLOBAL, INC.

                               COMMON STOCK

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This prospectus supplement supplements the prospectus dated July 16, 2004 relating to the offer and sale by the selling stockholders identified in the prospectus of up to 110,000,000 shares of common stock of Telewest Global, Inc.

This prospectus should be read in conjunction with the prospectus dated July 16, 2004, as supplemented on July 29, 2004 and September 10, 2004, which is to be delivered with this prospectus supplement. This prospectus supplement is qualified by reference to the prospectus, as supplemented, except to the extent that the information in this prospectus supplement updates and supersedes the information contained in the prospectus dated July 16, 2004, including any supplements or amendments thereto.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Affiliates of Liberty Media International, Inc., a selling stockholder identified in the prospectus, have offered and sold 8,000,000 shares of common stock of Telewest Global, Inc. The shares offered were purchased by Lehman Brothers at $11.80 per share. Lehman Brothers will reoffer the shares at prevailing market prices pursuant to this prospectus. We will not receive any proceeds from the sale of the shares by the selling stockholder offered by this prospectus supplement. Subsequent to the sale, Liberty Media International, Inc. beneficially owns 7,866,374 shares of our common stock, representing approximately 3.2% of our outstanding common stock.

Affiliates of Liberty Media International, Inc. have also sold to an affiliate of Lehman Brothers Inc. options to purchase an aggregate of 7,866,374 shares of our common stock at $11.80 per share. As a result of such transaction, Lehman Brothers Inc. and/or its affiliates may sell shares of our common stock long or short. If any of the shares are sold short, Lehman Brothers Inc. and/or its affiliates may use shares of our common stock received from the selling stockholder pursuant to the call options to settle or close out such short sales.

Our common stock is accepted for quotation on the Nasdaq National Market under the symbol "TLWT."

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                              LEHMAN BROTHERS

SEPTEMBER 16, 2004